Exhibit 10.2

FORM OF

Oxford Industries, Inc.

performance-BASED RESTRICTED SHARE UNIT award agreement

(2020 – 2023 Performance-Based Vesting - Relative TSR)

This Performance-Based Restricted Share Unit Award Agreement (this “Agreement”) is entered into as of _________ ____, 2020 (the “Effective Date”), by and between <<Name>> (“Participant”) and Oxford Industries, Inc., a Georgia corporation (the “Company”), pursuant to the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the “LTIP”).  All capitalized terms have the meanings set forth in the LTIP unless otherwise specifically provided herein, including those definitions set forth in Exhibit A.

WHEREAS, Participant is presently employed by the Company or a Subsidiary; and

WHEREAS, the Nominating, Compensation & Governance Committee (the “Committee”) of the Board of Directors of the Company has determined that it is appropriate and in the best interests of the Company and its shareholders to incent certain selected employees of the Company and/or its Subsidiaries, including Participant, to remain as employees of the Company and/or its Subsidiaries and to further align the interests of the shareholders of the Company and its key employees, such as Participant, by providing these employees with a proprietary interest in the long-term growth and financial success of the Company; and

WHEREAS, the Committee has awarded Participant, among certain selected employees of the Company and/or its Subsidiaries, performance-based Restricted Share Units pursuant to Article 8 of the LTIP and the terms and conditions of this Agreement in order to increase Participant’s participation in the success of the Company; and

WHEREAS, subject to the terms and conditions of the LTIP, this Agreement sets forth the terms and conditions of such award from the Company to Participant.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Grant of Restricted Share Units

The Company hereby grants to Participant a target award of <<Target>> performance-based Restricted Share Units (i.e., units representing shares of the Company’s common stock, par value $1.00 per share) (the “Award”), which shall vest and become unrestricted in accordance with Section 2 and Exhibit A hereto.

2.	Vesting; Shares

(a)Performance-Based Vesting. The actual number of Shares that may be issued to Participant will range from 0% to 200% of the Award, and depends, among other things, on the Company’s Total Shareholder Return relative to the Total Shareholder Return of the companies in the Comparator Group, all in accordance with the terms and conditions set forth in this Agreement (including the exhibits hereto).

(b) Vesting Date.  Subject to earlier forfeiture pursuant to Section 2(e), or acceleration in the event of a Change of Control or Change of Control Termination as provided in Exhibit A, the actual number of Restricted Share Units earned by Participant pursuant to this Agreement will vest (the “Vesting Date”) on the later of (i) the third (3rd) business day following the Committee Certification or (ii) July 28, 2023.  The Company will promptly notify Participant following the date of the Committee Certification as to the number of Restricted Share Units earned by Participant and the Shares or other remuneration issued in respect thereof in accordance with this Article 2, subject to satisfaction of any required tax withholding obligations.  The Participant shall forfeit any portion of the Restricted Stock Units subject to this Agreement that is not vested upon the conclusion of the Performance Period.

(c)Form of Payment.  Except as provided under Section 2(f), the Restricted Share Units actually earned by Participant under this Agreement will be payable solely in Shares.  Subject to any forfeiture conditions herein, the Company will deliver to Participant Shares in settlement of the Restricted Share Units actually earned pursuant to this Agreement (with one Share being issued in respect of each Restricted Share Unit), as designated in the Committee Certification, as promptly as practicable after the applicable Vesting Date (and in no event later than 60 days following the conclusion of the Performance Period).

(d)Fractional Shares.  The Company shall not issue any fractional Shares pursuant to this Agreement.  Any determination of fractional Shares represented by Restricted Share Units based upon the Company’s relative TSR during the Performance Period or otherwise shall be rounded up to the next whole Share.

(e)Forfeiture.  Except as specifically provided pursuant to Section 2(b) above or the Committee determines otherwise in its sole discretion, Participant will completely forfeit his or her right in respect of any Restricted Share Units, Shares, dividend equivalents and other rights under this Agreement (and shall receive no consideration from the Company on account of such forfeiture or any damages or compensation for the loss or forfeiture of any Restricted Share Units, Shares, dividend equivalents and other rights under this Agreement) if his or her employment with the Company and all Subsidiaries terminates for any reason whatsoever (whether lawfully or in breach) before the Vesting Date.

(f)Absence of Exchange. If for any reason, including a Change of Control, the Shares cease to exist or are no longer traded on the New York Stock Exchange, the NASDAQ Stock Market or any other nationally recognized stock exchange, in lieu of the Company delivering Shares in settlement of Restricted Share Units earned pursuant to this Agreement in accordance with Section 2(c), the Company may, provided the Participant’s interest in the Restricted Share Units have not been forfeited in accordance with this Agreement, pay to the Participant (or his or her estate, in the event of death) an amount in cash equal to the number of Shares (based on the Fair Market Value of the Shares on the last trading day prior to such date the Shares ceased to exist or were no longer traded on an applicable stock exchange) the Participant would otherwise have received absent such event, subject to satisfaction of any required tax withholding obligations.  Such cash payment shall be made at the same time as provided in Section 2(c).

3.	Clawback Policy

The Company has developed an Incentive-Based Compensation Recoupment Policy (the “Clawback Policy”) generally providing that, if the Company is required to materially restate its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, then the Company, at the direction and in the discretion of the Committee, may seek to recover incentive-based compensation by any current or former executive officer of the Company at the time of such noncompliance. The Award and any Restricted Shares, Shares or other remuneration which Participant may receive or be entitled to receive pursuant to this Agreement is subject to the terms of the Clawback Policy, as may be in effect and applicable from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any Shares or other cash or property received pursuant to this Agreement (including any value received from a disposition of Shares acquired pursuant to this Agreement).

4.	No Shareholder Rights; Dividend Equivalents

(a)No Shareholder Rights. Participant shall not have any rights of a shareholder of the Company with respect to Restricted Share Units or any Shares issuable upon the vesting of the Award (including the right to vote and to receive dividends and other distributions paid with respect to Shares), unless and until, and only to the extent, the Award is settled by the issuance of Shares to Participant.

(b)Dividend Equivalents. Notwithstanding the foregoing Section 4(a), promptly following the Vesting Date, an amount equal to any cash dividends that would have been payable to Participant if the Shares underlying the Award had been issued to Participant on the Effective Date shall be paid in cash to Participant with respect to the actual number of Shares issued to Participant in respect of Restricted Share Units earned pursuant to this Agreement. To the extent that the right to receive Shares (or cash, pursuant to Section 2(f)) under this Agreement is forfeited, all dividends equivalents otherwise payable with respect to such Shares shall also be forfeited. This Section 4(b) shall not apply with respect to record dates for dividends occurring prior to the Performance Period or after the Vesting Date.

5.	Adjustments

Restricted Share Units and the Shares issuable under this Agreement will be subject to adjustment or substitution in accordance with Section 10 of the LTIP.

6.	Non-Transferability

Participant’s interest in this Agreement and any Restricted Share Units are not transferable.  Without limitation of the foregoing, no Restricted Share Units or other rights pursuant to this Agreement may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, and any sale, pledge, assignment or other attempted transfer shall be null and void.

7.	Code Section 409A Compliance

To the extent applicable, it is intended that the Award and any Shares earned under this Agreement will be exempt from, or alternatively in compliance with, the provisions of Section 409A.  The Award and any Shares earned under this Agreement will be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or this Agreement or any rights of Participant hereunder to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without Participant’s consent).  Without limitation of the foregoing, if any provision of this Agreement would cause compensation to be includible in Participant’s income pursuant to Section 409A, then the Company may amend this Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to Participant, and shall be binding on Participant.

8.	Objectives; Administration

(a)Objectives.  This Agreement is being entered into in order to attract, retain and motivate Participant by providing Participant with a proprietary interest in the long-term growth and financial success of the Company.

(b)Committee Authority.  The Committee shall mean the committee described in Article 4 of the LTIP.  The Committee shall have all discretion and authority necessary or appropriate to interpret the provisions of this Agreement, including, but not limited to, the calculation of the Company’s relative Total Shareholder Return.

(c)Decisions Binding.  All decisions, determinations and actions of the Committee in connection with the construction, interpretation, administration or application of this Agreement shall be final, conclusive and binding on all persons, including the Company, its shareholders, Participant, and their respective estates and beneficiaries, and shall be given the maximum deference permitted by law.

(d)LTIP.  All Restricted Share Units and Participant’s rights pursuant to this Agreement shall, in addition to being subject to the terms and conditions set forth herein, be subject to the additional terms and conditions of the LTIP, as in effect on the Effective Date or as may be amended thereafter.  In the event of any conflict between the terms of this Agreement and the terms of the LTIP, the LTIP shall control.

(e)Deferred Compensation Plan.  Pursuant to Section 2.2(c)(5) of the Company’s Deferred Compensation Plan (as amended and restated effective June 13, 2012), the Committee has determined that the Restricted Share Units pursuant to the Award and this Agreement shall not be deemed to be “Eligible Compensation” subject to the terms of such plan, as may be in effect from time to time.

(f)No Individual Liability.  No member of the Committee or any officer of the Company shall be liable for any determination, decision or action made in good faith with respect to this Agreement or any award or payment under this Agreement.

9.	Electronic Delivery and Signature

Participant consents and agrees to electronic delivery of any LTIP documents, proxy materials, annual reports and other related documents.  If the Company establishes procedures for an electronic signature system for delivery and acceptance of any LTIP documents (including documents relating to any award or grant made under this Agreement) which comply with applicable laws, Participant consents to such procedures and agrees that Participant’s electronic signature is the same as, and shall have the same force and effect as, Participant’s manual signature.  Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the

Company to provide administrative services related to the LTIP or this Agreement, including any Restricted Share Units or Shares issued under this Agreement.

10.	Tax Withholding

The Company and any Subsidiary which acts as Participant’s employer shall have the right to (a) make deductions from the number of Shares otherwise deliverable to Participant pursuant to this Agreement and any cash payments with respect to dividend equivalents otherwise deliverable to Participant hereunder (and any other amounts payable under this Agreement) in an amount sufficient to satisfy withholding of any federal, state, local or foreign taxes required by law, (b) make deductions from compensation otherwise payable to Participant, pursuant to this Agreement or otherwise, in an amount sufficient to satisfy withholding of any federal, state, local or foreign taxes required by law, including in respect of any Shares otherwise deliverable to Participant pursuant to this Agreement and any cash payments with respect to dividend equivalents otherwise deliverable to Participant hereunder (and any other amounts payable under this Agreement), (c) take such other action as may be necessary or appropriate to satisfy any tax or similar required withholding obligations, and/or (d) enter into such elections as the Company may require or request immediately before (or within the prescribed time limits) any Shares are delivered to Participant pursuant to this Agreement for the purposes of any taxes.

11.	No Guarantee of Employment

Any award or other payment made pursuant to this Agreement, including any Restricted Share Units or Shares issued hereunder, will not be considered salary or other compensation for the purposes of any severance pay or similar allowance, except where required by law. This Agreement shall not confer upon Participant any right with respect to continuance of employment with the Company or a Subsidiary, nor shall it interfere in any way with any right that the Company or a Subsidiary would otherwise have to terminate Participant’s employment at any time.  Notwithstanding any other provision of this Agreement:

(a)the LTIP and this Agreement shall not form any part of any contract of employment between Participant and the Company or any Subsidiary, and they shall not confer on Participant any legal or equitable rights (other than those constituting the Restricted Share Units) against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Subsidiary;

(b)the benefits to Participant under this Agreement shall not form any part of Participant’s wages or remuneration or count as pay or remuneration for pension fund or other purposes (unless otherwise specified in such plans); and

(c)except as otherwise expressly set forth herein, in no circumstances will Participant on ceasing to hold office or employment with the Company or any Subsidiary be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Agreement which Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

12.	Data Privacy

Information about Participant and Participant’s interest in any Restricted Share Units or Shares granted hereunder or in Participant’s interest in this Agreement may be collected, recorded and held, used, transferred and disclosed for any purpose relating to the administration of Participant’s rights pursuant to this Agreement.  Participant understands and acknowledges that such processing of the information (which may include Participant’s personal data) may need to be carried out by the Company, Subsidiaries and third party administrators whether such persons are located within Participant’s country or elsewhere, where data protection laws may not be comparable to Participant’s country of residence.  Participant consents to the processing and transfer of information relating to Participant and receipt of the awards, including any Restricted Share Units and/or Shares, under this Agreement in any one or more of the ways referred to above.

13.	Governing Law

This Agreement will be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia, without regard to any conflicts or choice of law rule or principle.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the terms and conditions set forth above.

OXFORD INDUSTRIES, INC.

By: _______________________

Title:

I hereby agree to the terms and conditions of this Agreement as a condition of the award made to me.

Participant

<<Name>>

EXHIBIT A

Performance-Based Vesting

1.Maximum Restricted Share Units.  The maximum number of performance-based Restricted Share Units subject to this Agreement is <<Maximum>> (i.e., 200% of the target number).

2.Performance Objective.  The Performance Objective is relative “Total Shareholder Return” (as such term is defined below) for the Performance Period.

3.Definitions.

a)“Beginning Price” means, with respect to the Company and each other company in the Comparator Group, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last day before the beginning of the Performance Period. For the purpose of determining Beginning Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

b)“Cause” shall mean any one or more of the following: (w) Participant’s willful failure to substantially perform his or her duties with the Company or applicable Subsidiary (other than any such failure resulting from Participant’s Disability), after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed his or her duties, and Participant has failed to remedy the situation within fifteen (15) business days of such notice; (x) gross negligence in the performance of Participant’s duties which results in material financial harm to the Company; (y) Participant’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of Participant at the expense of the Company or shareholders of the Company; or (z) Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

c)“Change of Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied: (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities; (w) the commencement by an entity, person or group (other than the Company or a Subsidiary) of a tender offer or an exchange offer for more than 50% of the outstanding capital stock of the Company; (x) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (2) a transfer of all or substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; (y) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Board; or (z) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if (A) its sole purpose is to change the state of the Company’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (C) with respect to Participant, if Participant is part of a purchasing group that effects a Change of Control.

d)“Change of Control Termination” means either (i) Participant’s involuntary Separation from Service that occurs after a Change of Control and that is instituted by the Company or a Subsidiary (whichever employs Participant) other than for Cause, or (ii) Participant’s Separation from Service that occurs after a Change of Control and that is instituted by Participant on account of Good Reason.

e)“Comparator Group” means the companies listed on Exhibit B.

f)“Ending Price” means, with respect to the Company and each other company in the Comparator Group, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending on the last trading day of the Performance Period. For the purpose of determining Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

g)“Good Reason” means any of the following conditions to which Participant does not consent: (i) a material diminution in Participant’s compensation opportunities; (ii) a material diminution in Participant’s authority, duties or responsibilities; or (iii) a material change in the geographic location at which Participant must perform the services hereunder.  To Separate from Service on account of Good Reason, Participant must, within ninety (90) days after the initial existence of such condition, give the Company or the Subsidiary (whichever is his employer) written notice describing the condition that Participant believes constitutes Good Reason hereunder and declaring his intention to terminate for Good Reason.  The Company or its Subsidiary (whichever was notified) will have thirty (30) days to remedy the condition and prevent the Good Reason Separation from Service.  If the condition is not cured within such thirty (30)-day period, Participant’s employment shall be deemed to be terminated, such that he has a Separation from Service for Good Reason, effective as of the end of such thirty (30)-day period.

h)“Performance Period” shall mean the three (3) year period starting July 13, 2020 and ending July 13, 2023.

i)“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended.

j)“Separation from Service” shall mean a “separation from service” within the meaning of Section 409A.

k)“Total Shareholder Return” or “TSR” means total shareholder return and shall be determined with respect to the Company and each other company in the Comparator Group by dividing: (i) the sum of (x) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (y) all dividends and other distributions as to which the ex-dividend date occurs during the Performance Period (for purposes of clarity, without duplicating any dividends and other distributions as to which the ex-dividend date occurs during the period of twenty (20) consecutive trading days ending on the last trading day of the Performance Period that are taken into account in the determination of Ending Price) by (ii) the Beginning Price. Any non-cash distributions shall be ascribed such dollar value as may be determined by or at the direction of the Committee. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

4.Committee Certification.  As soon as practicable (and in any event within thirty (30) days) following the end of the Performance Period, the Committee will certify (the “Committee Certification”) the level of the Performance Objective achieved by the Company for the Performance Period and the actual number of Restricted Share Units earned by Participant pursuant to this Agreement. The performance-based Restricted Share Units subject to vesting pursuant to this Agreement will be subject to forfeiture and cancellation by the Company if the Company’s performance during the Performance Period does not meet or exceed the threshold percentile rank of the Performance Objective for the Performance Period. Performance at or above the threshold level will result in performance-based Restricted Share Units becoming vested as set forth below, and Shares underlying such vested performance-based Restricted Share Units shall be distributed in accordance with this Agreement following completion of the certification described above.

5.Calculation. For purposes of this Agreement, the number of Shares earned will be calculated as follows:

a)FIRST: For the Company and for each other company in the Comparator Group, determine the TSR for the Performance Period.

b)SECOND: Rank the TSR values determined in the FIRST step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparator Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 60 on the list out of 80 companies (including the Company), its percentile rank would be 75%.

c)THIRD: Plot the percentile rank for the Company determined in the SECOND step into the appropriate band in the left-hand column of the table below and determine the number of shares earned as a percent of target, which is the figure in the right-hand column of the table below corresponding to that percentile rank. Use linear interpolation between points in the table below to determine the percentile rank and the corresponding Restricted Share Units earned if the Company’s percentile rank is greater than 25% and less than 90%

but not exactly one of the percentile ranks listed in the left-hand column. For example, if the Company’s percentile rank is 62.5%, then 125% of target Restricted Share Units would be earned.

Performance Level	TSR Percentile Rank(1)	RSUs Earned as % of Target(1)
Below threshold	< 25.0%	0%
Threshold	25.0%	25%
Target(2)	50.0%	100%
Maximum	75.0%	150%
Stretch	90.0%	200%

(1)	Linear interpolation between points shown.
(2)	Payout is capped at 100% of target if absolute TSR is negative.

6.Additional Rules. The following additional rules shall apply to the computation of the number of Restricted Share Units earned:

a)If the Company’s absolute TSR is negative over the Performance Period, the payout shall not exceed 100% of target.

b)The minimum earnout is zero and the maximum earnout is 200% of target. There is no minimum number of Restricted Share Units, Shares or other consideration that Participant will receive, and no Restricted Shared Units will be earned if the percentile rank is lower than 25.0% in the Performance Period.

c)With respect to the computation of TSR, Beginning Price and Ending Price, there shall be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of this Agreement and mitigate the impact of any stock split, stock dividend, reverse stock split or other extraordinary event (with respect to the Company and any other company in the Comparator Group) occurring during the Performance Period (or during the applicable 20-day period in determining Beginning Price or Ending Price, as the case may be). The Committee’s determination of whether such an adjustment is required (and the extent of any such adjustment) shall be final and binding.

d)Notwithstanding anything in this Agreement to the contrary, the Committee reserves the right to reduce the number of Restricted Share Units earned by Participant (including to zero) if the Committee in its discretion determines that the number of Restricted Share Units otherwise earned by Participant would not properly reflect the performance of Participant or the Company, whether due to unforeseen circumstances or otherwise.

7.Change of Control.

a)Notwithstanding anything to the contrary, if a Change of Control occurs and the Award and this Agreement are not continued following such event or assumed or converted into restricted share units of any successor entity to the Company (the “Successor Entity”), the Award will vest as of the date of such Change of Control with respect to a number of Restricted Share Units determined as follows:

(i)	if the Change of Control occurs on or prior to July 13, 2021, the Award shall become vested as to the target number of Restricted Share Units subject to the Award;

(ii)	if the Change of Control occurs after July 13, 2021 but prior to the end of the Performance Period, the number of Restricted Share Units subject to the Award that vest shall be determined as though the Performance Period ended as of the date of the Change of Control, and the vesting percentage under Section 5 of this Exhibit A shall be determined based on actual TSR for the Company and the other companies in the Comparator Group for such shortened performance period; and

(iii)	if the Change of Control occurs on or after the end of the Performance Period but prior to the Vesting Date, the number of Restricted Share Units subject to the Award that vest shall be determined in accordance with Section 5 of this Exhibit A.

b)Notwithstanding anything to the contrary in this Agreement, if (i) a Change of Control occurs and the Award and this Agreement are continued following such event or assumed or converted into restricted share units of the Successor Entity, and (ii) Participant incurs a Change of Control Termination prior to the Vesting Date, the vesting date and the number of Shares to be delivered to Participant pursuant to this Agreement shall be determined in accordance with the following:

Event	Determination of RSUs Earned by Participant	Vesting Date
Change of Control Termination on or prior to July 13, 2021	Participant will be entitled to the target number of Restricted Share Units pursuant to this Agreement	Date of Participant’s Change of Control Termination
Change of Control Termination after July 13, 2021 but prior to the Vesting Date where Change of Control takes place on or prior to July 13, 2021	Participant will be entitled to the target number of Restricted Share Units pursuant to this Agreement	Date of Participant’s Change of Control Termination
Change of Control Termination after July 13, 2021 but prior to the Vesting Date where Change of Control takes place after July 13, 2021

Participant will be entitled to the greater of (i) the number of Shares represented by the target number of Restricted Share Units pursuant to this Agreement, or (ii) the number of Restricted Share Units subject to this Agreement if the Performance Period ended as of the date of the Change of Control Termination

Date of Participant’s Change of Control Termination

EXHIBIT B

Comparator Group

Abercrombie & Fitch Co. (ANF)

American Eagle Outfitters, Inc. (AEO)

Capri Holdings Limited (CPRI)

Carters, Inc. (CRI)

Chico’s FAS, Inc. (CHS)

Columbia Sportswear Company (COLM)

Crocs, Inc. (CROX)

Deckers Outdoor Corporation (DECK)

Delta Apparel, Inc. (DLA)

Duluth Holdings Inc. (DLTH)

G-III Apparel Group, Ltd. (GIII)

Guess?, Inc. (GES)

Kontoor Brands, Inc. (KTB)

L Brands, Inc. (LB)

Levi Strauss & Co. (LEVI)

lululemon athletica inc. (LULU)

PVH Corp. (PVH)

Ralph Lauren Corporation (RL)

Steven Madden, Ltd. (SHOO)

Tapestry, Inc. (TPR)

The Buckle, Inc. (BKE)

The Cato Corporation (CATO)

The Children’s Place, Inc. (PLCE)

The Gap, Inc. (GPS)

Urban Outfitters, Inc. (URBN)

V. F. Corporation (VFC)

Vera Bradley, Inc. (VRA)

Vince Holding Corp. (VNCE)

The Committee may decide to adjust, in its sole judgment, the Comparator Group, including the calculation of TSR, Beginning Price and/or Ending Price for any company in the Comparator Group, to reflect certain extraordinary events that may occur during the Performance Period. The Committee will generally make the determination to adjust (or not adjust) the Comparator Group in accordance with the following guidelines, but reserves the right to make adjustments in addition to, or that conflict with, such guidelines if it determines, in its sole judgment, such adjustments are equitable:

(1) In the event of a change of control of a company in the Comparator Group, such company shall be excluded from the Comparator Group.

(2) In the event of a merger or other business combination of two companies in the Comparator Group, the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparator Group, provided that the common stock of such entity is listed or traded on a national securities exchange as of the end of the Performance Period.

(3) In the event a company in the Comparator Group  files for bankruptcy or liquidates, such company shall continue to be treated as a company in the Comparator Group; provided that such company’s Ending Price will be treated as $0 if the company is no longer listed or traded on a national securities exchange as of the end of the Performance Period.

(4) In the event the common stock of a company in the Comparator Group is not listed or traded on a national securities exchange at the end of the Performance Period, such company’s Ending Price will be treated as $0.

(5) The Committee and the Company shall be entitled to rely on press releases, public filings, website postings and other reasonably reliable information available regarding a company in the Comparator Group in making a determination that any change triggering the possible applicable of the guidelines set forth in the preceding paragraphs (1) through (4) (which is not intended to be an exhaustive list of possible extraordinary events for which an adjustment may be made) has occurred and/or making any  adjustments to the Comparator Group.

The Committee’s determination of any adjustment (or non-adjustment) to the Comparator Group in connection with any extraordinary event shall be final and binding.

B-2